AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1997
                                        REGISTRATION NO. 333-
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                               _______________

                                   FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                       MUNICIPAL INVESTMENT TRUST FUND
                        INTERMEDIATE TERM SERIES-307
                             DEFINED ASSET FUNDS
                          (A UNIT INVESTMENT TRUST)

B.  NAMES OF DEPOSITORS:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                             SMITH BARNEY INC.
                          PAINEWEBBER INCORPORATED
                      PRUDENTIAL SECURITIES INCORPORATED
                          DEAN WITTER REYNOLDS INC.

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

MERRILL LYNCH, PIERCE, FENNER & SMITH                SMITH BARNEY INC.
           INCORPORATED                            388 GREENWICH STREET
       DEFINED ASSET FUNDS                              23RD FLOOR
          P.O. BOX 9051                            NEW YORK, N.Y. 10013
    PRINCETON, N.J. 08543-9051


 PRUDENTIAL SECURITIES      DEAN WITTER REYNOLDS     PAINEWEBBER INCORPORATED
      INCORPORATED                   INC.           1285 AVE. OF THE AMERICAS
   ONE NEW YORK PLAZA     TWO WORLD TRADE CENTER--     NEW YORK, N.Y. 10019
 NEW YORK, N.Y.  10292           59TH FLOOR
                            NEW YORK, N.Y. 10048


D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

   TERESA KONCICK, ESQ.       DOUGLAS LOWE, ESQ.          LEE B. SPENCER, JR.
       P.O BOX 9051           130 LIBERTY STREET--        ONE NEW YORK PLAZA
PRINCETON, N.J. 08543-9051       29TH FLOOR              NEW YORK, N.Y. 10292
                             NEW YORK, N. Y. 10006

                                                            COPIES TO
   LAURIE HESSLEIN          ROBERT E. HOLLEY      PIERRE DE SAINT PHALLE, ESQ.
 388 GREENWICH STREET  1285 AVENUE OF THE AMERICAS     450 LEXINGTON AVENUE
 NEW YORK, N.Y. 10013     NEW YORK, N.Y. 10019         NEW YORK, N.Y. 10017


E.  TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  PROPOSED MAXIMUM OFFERING PRICE TO THE  PUBLIC  OF  THE  SECURITIES  BEING
    REGISTERED:

                                  Indefinite

G.  AMOUNT OF FILING FEE:

                                 not applicable

H.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the acquisition and deposit of the underlying obligations.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================

                                   PART II

            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

   A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            __________________


         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221
         Smith Barney Inc.                                         8-8177
         PaineWebber Incorporated                                 8-16267
         Prudential Securities Incorporated                       8-27154
         Dean Witter Reynolds Inc.                                8-14172

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         Smith Barney Inc.                                     13-1912900
         PaineWebber Incorporated                              13-2638166
         Prudential Securities Incorporated                    22-2347336
         Dean Witter Reynolds Inc.                             94-0899825
         The Bank of New York                                  13-4941102

                                 UNDERTAKING

     The Sponsors undertake that they will not instruct the Trustee to accept from (i) Financial Guaranty Insurance Company, Municipal Bond Insurance Association or any other insurance company affiliated with any of the Sponsors, in settlement of any claim, less than an amount sufficient to pay any principal or interest (and, in the case of a taxability redemption, premium) then due on any Security in accordance with the municipal bond guaranty insurance policy attached to such Security or (ii) any affiliate of the Sponsors who has any obligation with respect to any Security, less than the full amount due pursuant to the obligation unless such instructions have been approved by the Securities and Exchange Commission pursuant to Rule 17d-1 under the Investment Company Act of 1940.



                                     II-1



  Final prospectuses from the following Series of Municipal Investment Trust Fund, Defined Asset Funds (all of which are incorporated herein by reference) may be used as preliminary prospectuses for this Series:
Intermediate Term Series - 303 (Reg. No. 333-19681); Intermediate Term Series - 304 (Reg. No. 333-23333); Intermediate Term Series - 305 (Reg. No. 333-23879).


                    CONTENTS OF REGISTRATION STATEMENT

 THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:
                                                                             \
 The facing sheet of Form S-6.
 The Cross-Reference Sheet (incorporated by reference to the Cross-
  Reference Sheet to the Registration Statement of Municipal Investment
  Trust Fund, Forty-Fourth Intermediate Term Series, 1933 Act File No.
  2-88251).
 The Prospectus.
 Additional Information not included in the Prospectus (Part II).
 *Consent of independent public accountants.

 The following exhibits:

   1.1 -- Form of Trust Indenture (incorporated by reference to Exhibit 1.1 to the Registration Statement of Municipal Investment Trust Fund, Intermediate Term
             Series-217, Defined Asset Funds, 1933 Act File No. 33-
             50343).

   1.1.1   -- Form of Standard Terms and Conditions of Trust Effective
              October 21, 1993 (incorporated by reference to Exhibit
              1.1.1 to the Registration Statement of Municipal
              Investment Trust Fund, Multistate Series-48, Defined Asset Funds, 1933 Act File No. 33-50247).

   1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration
             Statement of The Corporate Income Fund, One Hundred
             Ninety-Fourth Monthly Payment Series, 1933 Act File No.
             2-90925).

   2.1    -- Form of Certificate of Beneficial Interest (included in
             Exhibit 1.1.1).

   *3.1   -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the headings "Taxes" and "Miscellaneous-Legal Opinion" in the Prospectus.

   *4.1   -- Consent of the Evaluator

   5.1 -- Form of Bond Purchase Agreement used for purchases from issuers (incorporated by reference to Exhibit 5.1 to the Registration Statement of Municipal Investment Trust Fund, Fifty-Fifth Intermediate Term Series, 1933 Act File No. 2-94809).

   5.2.1 -- Form of Purchase Agreement for purchases in secondary market with letter of credit backing (incorporated by reference to Exhibit 5.21 to the Registration Statement of Municipal Investment Trust Fund, Fifty-Fifth Intermediate Term Series, 1933 Act File No. 2-94809).

   5.2.2 -- Form of Purchase Agreement for purchases in secondary market with guarantees (incorporated by reference to Exhibit 5.22 to the Registration Statement of Municipal Investment Trust Fund, Fifty-Fifth Intermediate Term Series, 1933 Act File No. 2-94809).

   5.2.3 -- Form of Purchase Agreement for purchases in secondary market with collateralized backing (incorporated by reference to Exhibit 5.23 to the Registration Statement of Municipal Investment Trust Fund, Fifty-Fifth Intermediate Term Series, 1933 Act File No. 2-94809).

   6.1 -- Form of Collateral Agreement (incorporated by reference to Exhibit 6.1 to the Registration Statement of Municipal Investment Trust Fund, Fifty-Fifth Intermediate Term
             Series, 1933 Act File No. 2-94809).

   9.1    -- Information Supplement (incorporated by reference to
             Exhibit 9.1 to the Registration Statement of Municipal Investment Trust Fund, Insured Series--305, 1933 Act
             File No. 333-23111).


__________

 * To be filed with Amendment to Registration Statement.


                   R-1


                              SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 9TH DAY OF JUNE, 1997.


      Signatures appear on pages R-3, R-4, R-5, R-6 and R-7.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Prudential Securities Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.


                                     R-2


MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
               DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 33-43466

       HERBERT M. ALLISON, JR.
       BARRY S. FRIEDBERG
       EDWARD L. GOLDBERG
       STEPHEN L. HAMMERMAN
       JEROME P. KENNEY
       DAVID H. KOMANSKY
       DANIEL T. NAPOLI
       THOMAS H. PATRICK
       JOHN L. STEFFENS
       DANIEL P. TULLY
       ROGER M. VASEY
       ARTHUR H. ZEIKEL








       By  DANIEL C. TYLER
          (As authorized signatory for
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)


                                     R-3


   SMITH BARNEY INC.
      DEPOSITOR


   By the following persons,                Powers of Attorney have
      who constitute a majority of             been filed under the
      the Board of Directors of                1933 Act File
      Smith Barney Inc.:                       Numbers: 33-49753
                                               and 33-51607

       STEVEN D. BLACK
       JAMES BOSHART III
       ROBERT A. CASE
       JAMES DIMON
       ROBERT DRUSKIN
       ROBERT H. LESSIN
       WILLIAM J. MILLS, II
       MICHAEL B. PANITCH
       PAUL UNDERWOOD


       By  GINA LEMON
          (As authorized signatory for
          Smith Barney Inc. and
          Attorney-in-fact for the persons listed above)


                                     R-4


   PAINEWEBBER INCORPORATED
      DEPOSITOR



   By the following persons, who                Powers of Attorney have
      constitute a majority of the                been filed under
      Executive Committee of the                  Form SE and the
      Board of Directors of                       following 1933 Act
      PaineWebber Incorporated:                   File Number: 33-55073

              JOSEPH J. GRANO, JR.
              DONALD B. MARRON

              By  ROBERT E. HOLLEY
                 (As authorized signatory for
                 PaineWebber Incorporated and
                 Attorney-in-fact for the persons listed above)


                                     R-5


   PRUDENTIAL SECURITIES INCORPORATED
          DEPOSITOR


   By the following persons,                Powers of Attorney have been
      who constitute a majority of            filed under Form SE and
      the Executive Committee of              the following 1933 Act
      the Board of Directors of               File Number: 33-41631
      Prudential Securities Incorporated:


       ALAN D. HOGAN
       GEORGE A. MURRAY
       LELAND B. PATON
       HARDWICK SIMMONS




       By  RICHARD R. HOFFMANN
          (As authorized signatory for
          Prudential Securities Incorporated
          and Attorney-in-fact for the persons listed above)


                                     R-6


   DEAN WITTER REYNOLDS INC.
          DEPOSITOR



   By the following persons,         Powers of Attorney have been
      who constitute a majority of     filed under Form SE and
      the Board of Directors of        the following 1933 Act
      Dean Witter Reynolds Inc.:       File Number: 33-17085
                                       and 333-13039

          RICHARD M. DeMARTINI
          ROBERT J. DWYER
          CHRISTINE A. EDWARDS
          CHARLES A. FIUMEFREDDO
          JAMES F. HIGGINS
          MITCHELL M. MERIN
          STEPHEN R. MILLER
          RICHARD F. POWERS III
          PHILIP J. PURCELL
          THOMAS C. SCHNEIDER
          WILLIAM B. SMITH




          By  MICHAEL D. BROWNE
             (As authorized signatory for
             Dean Witter Reynolds Inc. and
             Attorney-in-fact for the persons listed above)


                                    R-7